Exhibit 10.1

Suburban propane, L.P.
EXECUTIVE SPECIAL SEVERANCE PLAN

Effective as of January 1, 2020

INTRODUCTION

The purpose of the Suburban Propane, L.P. Executive Special Severance Plan (the “Plan”) is to provide assurances of specified benefits to designated employees of the Partnership who are members of a select group of management or highly compensated employees (as determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA) in the event their employment is terminated in connection with a Change of Control under the circumstances described in the Plan.

Effective as of the effective date of the Change of Control, but contingent on the occurrence of the Change of Control, unless otherwise agreed to in writing between the Employer and an Eligible Employee on or after the date hereof, the Plan shall supersede, and Eligible Employees covered by the Plan shall not be eligible to participate in, the Suburban Propane, L.P. Severance Protection Plan (the “Severance Protection Plan”), or any other severance or termination plan, policy or practice of the Employer, or agreement or arrangement between an Eligible Employee and the Employer, that could otherwise apply under the circumstances described herein. Notwithstanding the generality of the foregoing, nothing in this Plan is intended to (i) alter, impair, expand, reduce or otherwise affect the rights of an Eligible Employee with respect to grants and awards outstanding under any Equity and Incentive Award Plan, which shall be governed exclusively by the terms, conditions and restrictions applicable to such awards under the Equity and Incentive Award Plan pursuant to which such awards were granted or awarded or (ii) preclude an Eligible Employee from receiving severance or termination benefits and/or payments under the Suburban Propane, L.P. and Subsidiaries Severance Plan (plan number 540) in respect of a Qualifying Termination occurring during the Pre-Change of Control Period.

The Plan is intended to be a “top-hat” pension benefit plan within the meaning of U.S. Department of Labor Regulation Section 2520.104-23. This document shall constitute both the plan document and summary booklet and shall be distributed to Participants in this form.

Capitalized terms and phrases used herein shall have the meanings ascribed thereto in Article I.

ARTICLE I

Definitions

For purposes of the Plan, capitalized terms and phrases used herein shall have the meanings ascribed in this Article.

1.1“Accrued Amounts” means the sum of any Base Salary earned but unpaid through the date of the Participant’s Qualifying Termination, any unreimbursed expenses in accordance with the Employer’s expense reimbursement policy, any unused accrued paid time off in accordance with the applicable Employer paid time off policy, and any accrued and vested rights or benefits under any Employer-sponsored employee benefit plans payable in accordance with the terms and conditions of such plans.

1.2“Administrator” means the Partnership, acting through the Committee or another duly authorized committee of members of the Board, or any person to whom the Administrator has delegated any authority or responsibility with respect to the Plan pursuant to Section 4.4, but only to the extent of such delegation.

1.3“Affiliate” means any corporation, partnership, limited liability company, or other entity that, directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Partnership.  For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of Voting Securities, by contract or otherwise.

1.4“Base Salary” means a Participant’s annual base compensation rate for services paid by the Employer to the Participant at the time immediately prior to the Participant’s Qualifying Termination (or if the Participant’s Qualifying Termination is due to Good Reason based on a reduction in base salary under Section 1.29(a), then the Participant’s annualized base salary in effect immediately prior to such reduction).  Base Salary shall not include commissions, bonuses, overtime pay, incentive compensation, benefits paid under any qualified plan, any group medical, dental or other welfare benefit plan, non-cash compensation or any other additional compensation, but shall include amounts reduced pursuant to a Participant’s salary reduction agreement under Section 125, 132(f)(4) or 401(k) of the Code, if any, or a nonqualified elective deferred compensation arrangement, if any, to the extent that in each such case the reduction is to base salary.

1.5“Beneficial Ownership” will be determined pursuant to Rule 13d-3 promulgated under the Exchange Act.

1.6“Board” means the Board of Supervisors of the Partnership.

1.7“Bonus” means a Participant’s annual target cash performance bonus opportunity under the Bonus Plan for the fiscal year in which a Change of Control occurs.  Bonus shall not include any other bonus to be paid upon completion of any specified project or upon the occurrence of a specified event, including, without limitation, a Change of Control.

1.8“Bonus Plan” means the Employer’s annual cash bonus plan in effect from time to time, or any successor plan adopted by the Partnership pursuant to which the Employer pays annual performance-based cash bonuses.

1.9“Category 1 Participant” means an Eligible Employee of the Employer at the Partnership’s corporate level of Chief, Senior Vice President or above.

1.10“Category 2A Participant” means an Eligible Employee of the Employer (i) at the Partnership’s corporate level of Vice President or (ii) who has an executive-level salary grade and has been designated in writing by the Committee as a Category 2A Participant.

1.11“Category 2B Participant” means an Eligible Employee of the Employer (i) at the Partnership’s corporate level of Assistant Vice President, Managing Director or Deputy General Counsel or (ii) who has an executive-level salary grade and has been designated in writing by the Committee as a Category 2B Participant.

1.12“Cause” means the occurrence of any of the following with respect to an Eligible Employee: (i) gross negligence or willful misconduct in the performance of his or her duties, (ii) willful or grossly negligent failure to perform duties, which failure remains uncured thirty (30) days after the Partnership delivers written notice of such failure to the Eligible Employee, (iii) the material breach of any written covenants to the Partnership or any of its Affiliates, which breach remains uncured thirty (30) days after the Partnership delivers written notice of such failure to the Eligible Employee, (iv) fraudulent, unlawful or other similar dishonest behavior (whether or not in conjunction with employment) or being subject to a judgment, order or decree (by consent or otherwise) by any governmental or regulatory authority which restricts the Eligible Employee’s ability to engage in the business conducted by the Partnership or any of its Affiliates, or (v) willful or reckless breach of any policy adopted by the Partnership or any of its Affiliates concerning conflicts of interest, standards of business conduct, fair employment practices or compliance with applicable law.  For purposes of the Plan, no act or failure to act on an Eligible Employee’s part will be considered “willful” unless done, or omitted to be done, by an Eligible Employee not in good faith or without a reasonable belief that the action or omission was in the best interests of the Employer.

1.13“Change of Control” means and includes each of the following:

(a)the date (which must be a date subsequent to the Effective Date) on which any Person (including the Partnership’s general partner) or More than One Person Acting as a Group (other than the Partnership and/or its Affiliates) acquires, during the 12 month period ending on the date of the most recent acquisition, Common Units or other voting equity interests eligible to vote for the election of Supervisors (or of any entity, including the Partnership’s general partner, that has the same authority as the Board to manage the affairs of the Partnership) (“Voting Securities”) representing thirty percent (30%) or more of the combined voting power of the Partnership’s then outstanding Voting Securities; provided, however, that in determining whether a Change of Control has occurred, Voting Securities which have been acquired in a “Non-Control Acquisition” shall be excluded from the numerator. A “Non-Control Acquisition” shall mean an acquisition of Voting Securities (x) by the Partnership, any of its Affiliates and/or an employee benefit plan (or a trust forming a part thereof) maintained by any one or more of them, or (y) in connection with a “Non-Control Transaction”; or

(b)the date of the consummation of (x) a merger, consolidation or reorganization involving the Partnership, unless (A) the holders of the Voting Securities of the Partnership immediately before such merger, consolidation or reorganization own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least fifty percent (50%) of the combined voting power of the outstanding Voting Securities of the entity resulting from such merger, consolidation or reorganization (the “Surviving Entity”) in substantially the same proportion as their ownership of the Voting Securities of the Partnership immediately before such merger, consolidation or reorganization, and (B) no person or entity (other than the Partnership, any Affiliate, any employee benefit plan (or any trust forming a part thereof) maintained by the Partnership, any Affiliate, the Surviving Entity, or any Person who, immediately prior to such merger, consolidation or reorganization, had Beneficial Ownership of more than twenty five percent (25%) of the then outstanding Voting Securities of the Partnership), has Beneficial Ownership of more than twenty five percent (25%) of the combined voting power of the Surviving Entity’s then outstanding Voting Securities; or (y) the sale or other disposition of forty percent (40%) of the total gross fair market value of all the assets of the Partnership to any Person or More than One Person Acting as a Group (other than a transfer to an Affiliate). For this purpose, gross fair market value means the value of the assets of the Partnership, or the value of the assets being disposed of, determined without regard to any liability associated with such assets. A transaction described in clause (A) or (B) of subsection (x) hereof shall be referred to as a “Non-Control Transaction”; or

(c)the date a majority of the members of the Board is replaced during any twelve- (12) month period by the action of the Board taken when a majority of the Supervisors who are then members of the Board are not Continuing Supervisors (for purposes of this section, the term “Continuing Supervisor” means a Supervisor who was either (A) first elected or appointed as a Supervisor prior to the Effective Date; or (B) subsequently elected or appointed as a Supervisor if such Supervisor was nominated or appointed by at least a majority of the then Continuing Supervisors)

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Partnership which, by reducing the number of Voting Securities outstanding, increases the proportional number of Voting Securities Beneficially Owned by the Subject Person, provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Partnership, and after such acquisition of Voting Securities by the Partnership, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change of Control shall occur. In addition, so long as Section 409A of the Code (or any successor provision thereto) remains in effect, notwithstanding anything herein to the contrary, then with respect to any portion of the Severance Benefit payable to a participant that constitutes “nonqualified deferred compensation” subject to Section 409A of the Code, none of the foregoing events shall be deemed to be a “Change of Control” unless such event constitutes a “change in control event” within the meaning of Section 409A of the Code and the regulations and guidance promulgated thereunder.

1.14“Change of Control Period” means the period encompassing the Pre-Change of Control Period and the Post-Change of Control Period.

1.15“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

1.16“Code” means the Internal Revenue Code of 1986, as amended.

1.17“Code Section 409A” means Section 409A of the Code together with the treasury regulations and other official guidance promulgated thereunder.

1.18“Committee” means the Compensation Committee of the Board or such other committee appointed by the Board from time to time to administer the Plan.

1.19“Continuation Period” means the period commencing on the date of a Participant’s Qualifying Termination (or, the date of the Change of Control if the Participant’s Qualifying Termination occurs during the Pre-Change of Control Period) and ending on the earliest of:

(a)eighteen (18) months from such date;

(b)the date the Participant becomes eligible for coverage under the health insurance plan of a subsequent employer; and

(c)the date the Participant or the Participant’s eligible dependents, as the case may be, cease to be eligible under COBRA.

1.20“Continued Health Coverage” means the benefit set forth in Section 2.2(b) of the Plan.

1.21“Delay Period” means the period commencing on the date the Participant incurs a Separation from Service from the Employer until the earlier of (a) the six (6)-month anniversary of the date of such Separation from Service and (b) the date of the Participant’s death.

1.22“Disability” has the same meaning that such term (or similar term) has under the Partnership’s long-term disability policy then in effect, or as otherwise determined by the Committee.

1.23“Effective Date” means January 1, 2020.

1.24“Eligible Employee” means any employee of the Employer who, no later than immediately prior to the date of a Change of Control, is (i) at the Company’s corporate level of vice president or above with an annualized base salary and annual cash performance bonus target equal to at least two hundred thousand dollars ($200,000) (as would be reportable in Box 5 of Internal Revenue Service Form W-2 if earned, but excluding amounts attributable to vesting or payment of any stock-based awards) or (ii) who is part of a select group of management or highly compensated employees and who has been selected and designated in writing by the Committee to participate in the Plan as a Category 1 Participant, Category 2A Participant or Category 2B Participant.  An Eligible Employee shall not include any temporary employee, independent contractor, consultant or any other person or entity for whom the Employer does not classify or treat

as an employee.   If, during any period, any such excluded person or entity is reclassified, whether retroactively or otherwise, as an employee of the Employer, such individual or entity shall not be an Eligible Employee.

1.25“Employer” means the Partnership and/or any Affiliate, as applicable.

1.26“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.27“Equity and Incentive Award Plan” means, as applicable, the Suburban Propane Partners, L.P. 2009 Restricted Unit Plan, the Suburban Propane Partners, L.P. 2018 Restricted Unit Plan, the Suburban Propane Partners, L.P. Distribution Equivalent Rights Plan and the Suburban Propane Partners, L.P. 2014 Long-Term Incentive Plan, each as may be amended from time to time, and any successor plan(s) adopted by the Partnership pursuant to which the Partnership grants equity or equity-based awards or other incentive awards, but excluding any Bonus Plan.

1.28“Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.29“Good Reason” means the occurrence of any of the following events during the Change of Control Period without the Participant’s express written consent:

(a)a material diminution in the Participant’s base salary and/or target bonus opportunity;

(b)a material diminution in the Participant’s authority, duties or responsibilities;

(c)relocation of the Participant’s principal place of work outside of a fifty (50) mile radius of the Participant’s then current location;

(d)a material breach by the Employer of any written agreement between the Employer and a Participant in effect on the date of the Qualifying Termination;

(e)the failure of any successor to the Partnership to assume the Plan; or

(f)the occurrence of any event that constitutes “good reason” (or words of like import) as set forth in a written individual agreement or offer letter between the Partnership and the Participant in effect on the date of the Participant’s Qualifying Termination, excluding any award agreement governing an outstanding grant or award under an Equity and Incentive Award Plan.

In order for an event to qualify as Good Reason, (i) the Participant must first provide the Partnership with written notice of the acts or omissions constituting the grounds for “Good Reason” within thirty (30) calendar days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of thirty (30) calendar days following the date of written notice (the “Cure Period”), and such grounds must not have been cured during the Cure Period, and the Participant must resign his or her employment within the sixty (60) calendar days following the end of the Cure Period.

1.30“More than one Person Acting as a Group” has the same meaning as set forth in Treasury Regulation 1.409A-3(i)(5)(v)(B).

1.31“Outplacement Services” means the benefit set forth in Section 2.2(d) of the Plan.

1.32“Participant” means any Eligible Employee who is eligible to receive Severance Benefits under the Plan.

1.33“Partnership” means Suburban Propane, L.P., a Delaware limited partnership, and any successor as provided in Article VI hereof.

1.34“Person” means a natural person or any entity and shall include two or more Persons acting as a partnership, limited partnership, limited liability company, syndicate, or other group.

1.35“Post-Change of Control Period” means the time period beginning on the date of consummation of a Change of Control and ending on the date that is twenty-four (24) months following such Change of Control.

1.36“Pre-Change of Control Period” means the six (6)-month period ending immediately prior to the date of consummation of a Change of Control.

1.37“Pro-Rata Bonus” means the payment set forth in Section 2.2(c) of the Plan.

1.38“Separation from Service” means a Participant’s termination of employment with the Employer, provided that such termination constitutes a separation from service within the meaning of Code Section 409A and the guidance issued thereunder.  All references in the Plan to a “Qualifying Termination,” “termination,” “termination of employment” or like terms means Separation from Service.

1.39“Severance Benefits” means, as applicable, the Severance Payment, the Continued Health Coverage, the Pro-Rata Bonus and the Outplacement Services.

1.40“Severance Payment” means the payments set forth in Section 2.2(a) of the Plan.

1.41“Severance Weeks” means:

(a)with respect to a Category 1 Participant, one hundred fifty-six (156);

(b)with respect to a Category 2A Participant, one hundred thirty (130); and

(c)with respect to a Category 2B Participant, one hundred four (104).

1.42“Specified Employee” means a Participant who, as of the date of his or her Separation from Service, is deemed to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Employer from time to time in accordance therewith, or if none, the default methodology set forth therein.

ARTICLE II

SEVERANCE BENEFITS

2.1Eligibility for Severance Benefits.

(a)Qualifying Event for an Eligible Employee.  If, during the Change of Control Period, the employment of a Participant is terminated by the Employer without Cause or by the Participant for Good Reason (each, a “Qualifying Termination”), then, in addition to the Accrued Amounts, the Employer shall pay or provide the Participant with the Severance Payment, the Continued Health Coverage, the Pro-Rata Bonus and the Outplacement Services pursuant to the terms set forth herein.

(b)Non-Qualifying Events.  A Participant shall not be entitled to Severance Benefits under the Plan if the Participant’s employment is terminated (i) by the Employer for Cause, (ii) by a Participant for any reason other than for Good Reason during the Change of Control Period, (iii) on account of the Participant’s death or Disability, or (iv) by the Employer or the Participant for any reason outside the Change of Control Period.  In addition, the transfer of a Participant’s employment to an Affiliate during the Change of Control Period shall not entitle a Participant to Severance Benefits under the Plan, provided the Affiliate assumes the responsibilities of the Partnership under the Plan in connection with such transfer of employment and such transfer of employment does not give the Participant Good Reason during the Change of Control Period.

2.2Severance Benefits.  In the event that a Participant becomes entitled to benefits pursuant to Section 2.1(a) hereof, the Employer shall pay or provide the Participant with the Severance Benefits as follows:

(a)Severance Payment.  Subject to the provisions of Sections 2.3 through 2.8, in the event of a Qualifying Termination, the Employer shall pay and the Participant shall be entitled to receive from the Employer an amount equal to (i) one-fifty-second (1/52nd) of the sum of the Participant’s Base Salary plus Bonus multiplied by (ii) the Severance Weeks applicable to the Participant, payable in a lump sum on the first regularly scheduled payroll of the Employer occurring (x) in the event of a Qualifying Termination during the Pre-Change of Control Period, on or after the sixtieth (60th) day following the date of the consummation of the Change of Control, and (y) in the event of a Qualifying Termination during the Post-Change of Control Period, on or after the sixtieth (60th) day following the date of the Participant’s Qualifying Termination.  Notwithstanding the foregoing or anything in the Plan to the contrary, to the extent required by Code Section 409A, the payment of the Severance Payments under this Section 2.2(a) shall be subject to the Delay Period as provided in Section 7.8(b) hereof.

(b)Continued Health Coverage.  Subject to the provisions of Sections 2.3 through 2.8 and a Participant’s timely election pursuant to COBRA, during the Continuation Period applicable to the Participant, the Employer shall pay the cost for continued coverage pursuant to COBRA, for the Participant and the Participant’s eligible dependents, under the Employer’s group health plans in which the Participant participated immediately prior to the date of the Participant’s Separation from Service or materially equivalent plans maintained by the Employer covering its executives in replacement thereof.  Following the Continuation Period, the Participant (or, if applicable, the Participant’s qualified beneficiaries under COBRA) shall be entitled to such continued coverage for the remainder of the COBRA period, if any, on a full self-pay basis to the extent eligible under COBRA.

(c)Pro-Rata Bonus.  Subject to the provisions of Sections 2.3 through 2.8, the Participant shall be entitled to receive a pro rata portion (based on the number of days employed during the applicable fiscal year) of the Participant’s target annual bonus under the Bonus Plan for the fiscal year in which the Participant’s Qualifying Termination occurs, payable at the same time that the Severance Payment is payable hereunder.  For the avoidance of doubt, a Pro-Rata Bonus shall not be based on any bonus to be paid upon completion of any specified project or upon occurrence of a specified event, including, without limitation, a Change of Control.

(d)Outplacement Services.  The Partnership will assist the Participant until the earlier of one (1) year from the date of the Participant’s Qualifying Termination and the date the Participant obtains subsequent employment in the search for new employment by directly paying the professional fees for the services incurred in the normal course of a job search with an outplacement organization arranged for by the Partnership in an amount generally commensurate with the Employer’s past practice for employees similarly situated to the Participant, but in no event greater than $20,000.

2.3Prior Agreements.  The Severance Benefits payable to a Participant under this Plan in respect of a Qualifying Termination that occurs during the Post-Change of Control Period shall supersede and be in lieu of any severance or termination benefits and/or payments a Participant may be eligible to receive under any other agreements, arrangements or severance plans by and between the Participant and the Employer, including without limitation, the Severance Protection Plan, in connection with a Qualifying Termination occurring during the Post-Change of Control Period, provided that nothing in this Plan is intended to alter, impair, expand, reduce or otherwise affect the rights of a Participant with respect to grants and awards outstanding under any Equity and Incentive Award Plan, which shall be governed exclusively by the terms, conditions and restrictions applicable to such awards under the Equity and Incentive Award Plan pursuant to which such awards were granted or awarded. Notwithstanding anything herein to the contrary, (a) in the event that a court of competent jurisdiction or other governmental agency or body determines that, as a result of such termination, a Participant is entitled to receive the severance or termination payments and benefits provided under any other agreements, arrangements or severance or termination plans by and between the Participant and the Employer other than under an Equity and Incentive Award Plan, or (b) if a Participant otherwise receives severance or termination benefits under any agreements, arrangements or severance plans by and between the Participant and the Employer other than pursuant to this Plan, including with respect to a Qualifying Termination that occurs during the Pre-Change of Control Period, other than pursuant to an Equity and Incentive Award Plan, then the Participant shall cease to be entitled to receive such termination or severance payments and benefits under and in accordance with the terms and conditions of such agreement, arrangement or severance plan, and (i) the Severance Payment hereunder shall be reduced dollar-for-dollar by the amount of any severance payment received by the Participant prior to the commencement of the Severance Payment hereunder and (ii) the Continued Health Coverage shall commence in the first month following the expiration of any health plan or health care reimbursement coverage provided to the Participant pursuant to such other agreement, arrangement or severance plan following a termination of the Participant’s employment and the Participant’s Continuation Period shall be reduced by the number of months the Participant received such coverage under such other agreement, arrangement or severance plan, it being understood that a Participant whose Qualifying Termination occurs during the Pre-Change of Control Period shall begin to receive Continued Health Coverage under this Plan from and after the date of the Change of Control through the end of the Continuation Period applicable to the Participant.  For the avoidance of doubt, there shall be no duplication of severance or termination benefits, including the Severance Benefits, paid or payable to a Participant under this Plan and any other agreements, arrangements or severance or termination plans, including the Severance Protection Plan and the Suburban Propane L.P. and Subsidiaries Severance Plan, by and between the Participant and the Employer as a result of a Qualifying Termination.

2.4No Duty to Mitigate/Right to Set-off Severance.  No Participant entitled to receive Severance Benefits hereunder shall be required to seek other employment or to attempt in any way to reduce any amounts payable to the Participant by the Partnership or Employer pursuant to the Plan. Except as provided in Section 1.19(b) hereof, there shall be no offset against any amounts due to the Participant under the Plan on account of any remuneration attributable to any subsequent employment that the Participant may obtain or otherwise.  In the event of the Participant’s breach of any provision hereunder, including without limitation, Sections 2.5 (other than as it applies to a release of claims under the Age Discrimination in Employment Act, as amended), 2.7 and 2.8 hereof, the Employer shall be entitled to recover any payments previously made to the Participant hereunder. Severance Benefits shall be reduced (offset) by any amounts payable under any statutory entitlement (including notice of termination, termination pay and/or severance pay) of the Participant upon a termination of employment, including, without limitation, any payments related to an actual or potential liability under the Worker Adjustment and Retraining Notification Act (WARN) or similar state or local law.

2.5Release Required.  Any Severance Benefits payable or to be provided pursuant to the Plan shall be conditioned upon the Participant’s execution, delivery and non-revocation, within sixty (60) days following the effective date of the Participant’s Qualifying Termination, of a general release of claims in favor of the Partnership, its Affiliates and other related persons, in the form attached hereto as Exhibit A (or, at any time prior to the commencement of the Pre-Change of Control Period, such other similar form of release as the Partnership may require in its reasonable discretion for any Participant (with such changes thereon as may be legally necessary at the time of execution to make it enforceable, including, but not limited to the addition of any federal, state or local laws)) (the “Release”).  For the avoidance of doubt, in no event will the Severance Benefit be paid or provided until the Release becomes effective and irrevocable.

2.6Code Section 280G.

(a)Only to the extent that applicable law provides that Section 280G of the Code applies to the Partnership, in the event it is determined pursuant to clause (b) below, that part or all of the consideration, compensation or benefits to be paid to the Participant under the Plan in connection with the Participant’s Qualifying Termination or under any other plan, arrangement or agreement in connection therewith (each a “Payment”), constitutes a “parachute payment” (or payments) under Section 280G(b)(2) of the Code, then, if the aggregate present value of such parachute payments (the “Parachute Amount”) exceeds 2.99 times the Participant’s “base amount,” as defined in Section 280G(b)(3) of the Code (the “Participant Base Amount”) and would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), the amounts constituting “parachute payments” which would otherwise be payable to or for the benefit of the Participant shall be reduced to the extent necessary so that the Parachute Amount is less than 300% (three hundred percent) of the Participant Base Amount; provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate Payment to be provided, determined on a net after-tax basis (taking into account the Excise Tax imposed, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes).

(b)Any determination that a Payment constitutes a parachute payment and any calculation described in this Section 2.6 (“determination”) shall be made in writing by a nationally recognized accounting or valuation firm (the “Firm”) selected by the Partnership prior to the occurrence of a Change of Control, and may, at the Partnership’s election, be made prior to termination of the Participant’s employment where the Partnership determines that a Change of Control is imminent. Such determination shall be furnished in writing by the Firm to the Participant no later than thirty (30) days following the date of the Change of Control. The Partnership and the Participant will furnish the Firm with such information and documents as the Firm may reasonably request in order to make the determination required by this Section 2.6.  Absent manifest error, the determination shall be binding, final and conclusive upon the Partnership and the Participant.

(c)If the final determination made pursuant to clause (b) above results in a reduction of the Payments that would otherwise be paid to the Participant except for the application of Section 2.6(a), the value of any accelerated vesting of equity or equity-based awards under an Equity and Incentive Award Plan shall be eliminated or reduced to the extent necessary in order to not exceed the limitation under Section 2.6(a), then, to the extent necessary pursuant to Section 2.6(a), the Severance Payment shall be reduced, and, finally, to the extent necessary pursuant to Section 2.6(a), the Continued Health Coverage shall be reduced.  Within ten (10) days following such determination, the Partnership shall pay to or distribute to or for the benefit of the Participant such amounts as are then due to the Participant under the Plan and shall promptly pay to or distribute to or for the benefit of the Participant in the future such amounts as become due to the Participant under the Plan.

(d)As a result of the uncertainty in the application of Section 280G of the Code at the time of a determination hereunder, it is possible that payments will be made by the Partnership which should not have been made under Section 2.6(a) (an “Overpayment”) or that additional payments which are not made by the Partnership pursuant to Section 2.6(a) above should have been made (an “Underpayment”). In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to the Participant to the extent permitted by law, which the Participant shall repay to the Partnership together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code. Nothing in this Section 2.6 is intended to violate the Sarbanes-Oxley Act of 2002 and to the extent that any advance or repayment obligation hereunder would do so, such obligation shall be modified so as to make the advance a nonrefundable payment to the Participant and the repayment obligation null and void to the extent required by such Act.  In the event that there is a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations pursuant to which an Underpayment arises under the Plan, any such Underpayment shall be promptly paid by the Partnership to or for the benefit of the Participant, together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.

2.7Restrictive Covenants.

(a)General.  As a condition to receiving the Severance Benefits, the Participant shall comply with the restrictive covenants set forth in the Release.

(b)Other Obligations.  Notwithstanding anything to the contrary contained in the Plan or the Release, the restrictive covenants set forth in the Release do not supersede, and are in addition to and not in lieu of, any restrictive covenants set forth in any written employment agreement, offer letter or equity award agreement between the Employer and the Participant in effect from time to time, and such restrictive covenants shall remain in full force and effect in accordance with their terms.

2.8Cooperation.  By accepting the Severance Benefits under the Plan, and subject to the Participant’s other commitments, the Participant agrees, for the number of Severance Weeks applicable to the Participant, to assist and cooperate with the Employer in connection with the defense or prosecution of any claim that may be made against the Employer, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Employer, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying (but only truthfully) in any proceeding to the extent such claims, investigations or proceedings relate to services performed by the Participant or pertinent knowledge possessed by the Participant, or any act or omission by the Participant.  The Participant further agrees to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Section 2.8.  The Employer agrees that it shall not unreasonably request such assistance from the Participant.  The Employer shall reimburse the Participant for reasonable out-of-pocket expenses incurred by the Participant in providing assistance in accordance with this Section 2.8.

ARTICLE III

UNFUNDED PLAN

3.1Unfunded Status.  The Plan shall be “unfunded” for the purposes of ERISA and the Code, and Severance Payments shall be paid out of the general assets of the Employer as and when Severance Payments are payable under the Plan.  All Participants shall be solely unsecured general creditors of the Partnership and the Employer.  In connection with this Plan, the Administrator may, but shall not be required to, establish a grantor trust (or “rabbi” trust) for the purpose of accumulating funds to satisfy the obligations incurred by the Partnership under this Plan.  If the Partnership decides in its sole discretion to establish any advance accrued reserve on its books against the future expense of the Severance Payments payable hereunder, or if the Partnership decides in its sole discretion to fund a trust under the Plan, such reserve or trust shall not under any circumstances be deemed to be an asset of the Plan.  Notwithstanding the potential establishment of such a trust pursuant to this Section 3.1, the right of any Participant to receive payments following the establishment of such a trust shall remain an unsecured claim against the general assets of the Partnership.

ARTICLE IV

Administration of the Plan

4.1Plan Administrator.  The general administration of the Plan on behalf of the Partnership (as plan administrator under Section 3(16)(A) of ERISA) shall be placed with the Administrator. When making any determination or calculation, the Administrator shall be entitled to rely upon the accuracy and completeness of information furnished by the Partnership’s employees and agents.

4.2Reimbursement of Expenses of Administrator.  The Partnership may, in its sole discretion, pay or reimburse the Administrator (including all members of the Committee) for all reasonable expenses incurred in connection with their duties hereunder, including, without limitation, expenses of outside legal counsel.

4.3Action by the Committee.  Decisions of the Administrator shall be made by a majority of the members of the Committee attending a meeting at which a quorum is present (which meeting may be held telephonically), or by written action in accordance with applicable law.  Unless otherwise determined by the Administrator, all determinations regarding benefits will be made by the Administrator in accordance with the written terms of the Plan.  Subject to the terms of the Plan, and except as expressly provided herein, the Administrator shall have complete and express discretionary authority to determine eligibility for benefits and the amount of benefits (including to determine Participant’s participation and Severance Benefits under the Plan), to decide factual and other questions relating to the Plan, to interpret and construe the provisions of the Plan, and to make decisions in all disputes involving the rights of any person interested in the Plan.  Determinations and interpretations by the Administrator, including without limitation decisions relating to eligibility for, entitlement to, and payment of benefits, shall be conclusive and binding for all purposes.  Notwithstanding anything herein to the contrary, upon and following a Change of Control, the Administrator shall not have discretionary authority with respect to the administration of the Plan, and any court or tribunal that adjudicates any dispute, controversy or claim arising under, in connection with or related to the Plan will apply a de novo standard of review to any determinations made by the Administrator, and such de novo standard shall apply notwithstanding the administrative authority granted hereunder to the Administrator or characterization of any decision by the Administrator as final, binding or conclusive on any party

4.4Delegation of Authority.  Subject to the limitations of applicable law, the Administrator may delegate any and all of its powers and responsibilities hereunder to other persons or committees.  Any such delegation may be rescinded at any time by written notice from the Administrator to the person to whom the delegation is made. Any such delegation may be made by the Administrator to one or more person(s) or committee(s) and any awards made by any such person or committee under the Plan may apply to different Participants and need not be uniform in any respect, whether or not the Participants are similarly situated.

4.5Retention of Professional Assistance.  The Administrator may employ such legal counsel, accountants and other persons as may be required in carrying out its work in connection with the Plan.

4.6Accounts and Records.  The Administrator shall maintain such accounts and records regarding the fiscal and other transactions of the Plan and such other data as may be required to carry out its functions under the Plan and to comply with all applicable laws.

4.7Indemnification.  The Administrator, the Committee, its members and any person to whom authority is delegated pursuant to Section 4.4 above shall not be liable for any action or determination made in good faith with respect to the Plan.  The Employer shall, to the fullest extent permitted by law, indemnify and hold harmless the Administrator, each member of the Committee and each director, officer and employee of the Employer, and any person designated above, for liabilities or expenses they and each of them incur in carrying out their respective duties under the Plan, other than for any liabilities or expenses arising out of such individual’s willful misconduct or fraud.

ARTICLE V

Amendment and Termination

5.1Amendment and Termination.  The Partnership reserves the right to amend or terminate, in whole or in part, any or all of the provisions of the Plan by action of the Board (or a duly authorized committee thereof) at any time and for any reason, with or without notice. Notwithstanding anything herein to the contrary, the Partnership shall not amend or terminate the Plan at any time on or after (i) the occurrence of a Change of Control or (ii) the date the Partnership enters into a definitive agreement which, if consummated, would result in a Change of Control, unless the potential Change of Control is abandoned (as publicly announced by the Partnership), in either case until the later of two (2) years after the occurrence of a Change of Control and the date that all Severance Benefits under the Plan have been paid.

ARTICLE VI

Successors

6.1Successors.  For purposes of the Plan, the Partnership shall include any and all successors or assignees, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Partnership, and such successors and assignees shall perform the Partnership’s obligations under the Plan, in the same manner and to the same extent that the Partnership, would be required to perform if no such succession or assignment had taken place.  In the event the surviving corporation in any transaction to which the Partnership is a party is a subsidiary of another corporation, then the ultimate parent corporation of such surviving corporation shall cause the surviving corporation to perform the Plan in the same manner and to the same extent that the Partnership would be required to perform if no such succession or assignment had taken place.  In such event, the term “Partnership” as used in the Plan, means the Partnership, as hereinbefore defined and any successor or assignee (including the ultimate parent corporation) to the business or assets of the Partnership, which by reason hereof becomes bound by the terms and provisions of the Plan.

ARTICLE VII

Miscellaneous

7.1Minors and Incompetents.  If the Administrator shall find that any person to whom Severance Benefits are payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, any Severance Benefits due (unless a prior claim therefore shall have been made by a duly appointed guardian, committee or other legal representative) shall be paid to the spouse, child, parent, or brother or sister, or to any beneficiary or other person deemed by the Administrator to have incurred expense for such person otherwise entitled to the Severance Benefits, in such manner and proportions as the Administrator may determine in its sole discretion.  Any such Severance Benefits shall be a complete discharge of the liabilities of the Partnership, the Employer, the Administrator, the Committee, and the Board under the Plan.  If a Participant dies prior to payment of all Severance Benefits due to such Participant, any and all unpaid amounts shall be paid to the Participant’s heir(s), executor or estate.

7.2Limitation of Rights.  Nothing contained herein shall be construed as conferring upon a Participant the right to continue in the employ of the Employer as an employee in any other capacity or to interfere with the Employer’s right to discharge him or her at any time for any reason whatsoever.

7.3Payment Not Salary.  Any Severance Benefits payable under the Plan shall not be deemed salary or other compensation to the Participant for the purposes of computing benefits to which he or she may be entitled under any pension plan or other arrangement of the Employer maintained for the benefit of its employees, unless such plan or arrangement provides otherwise.

7.4Severability.  In case any provision of the Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal and invalid provision never existed.

7.5Withholding.  The Employer shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to the Plan.  In lieu thereof, the Partnership and/or the Employer shall have the right to withhold the amounts of such taxes from any other sums due or to become due from the Partnership and/or the Employer to the Participant upon such terms and conditions as the Administrator may prescribe.

7.6Non-Alienation of Benefits.  The Severance Benefits payable under the Plan shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind, and any attempt to cause any Severance Benefits to be so subjected shall not be recognized.

7.7Governing Law.  To the extent legally required, the Code and ERISA shall govern the Plan and, if any provision hereof is in violation of any applicable requirement thereof, the Partnership reserves the right to retroactively amend the Plan to comply therewith.  To the extent not governed by the Code and ERISA, the Plan shall be governed by the laws of the State of Delaware, without reference to rules relating to conflicts of law.

7.8Code Section 409A.

(a)General.  Although the Employer makes no guarantee with respect to the tax treatment of payments hereunder and shall not be responsible in any event with regard to non-compliance with Code Section 409A, the Plan is intended to either comply with, or be exempt from, the requirements of Code Section 409A.  To the extent that the Plan is not exempt from the requirements of Code Section 409A, the Plan is intended to comply with the requirements of Code Section 409A and shall be limited, construed and interpreted in accordance with such intent.  Accordingly, the Partnership reserves the right to amend the provisions of the Plan at any time and in any manner without the consent of Participants solely to comply with the requirements of Code Section 409A and to avoid the imposition of an excise tax under Code Section 409A on any payment to be made hereunder, provided that there is no reduction in the Severance Benefits hereunder.  Notwithstanding the foregoing, in no event whatsoever shall the Employer be liable for any additional tax, interest or penalty that may be imposed on a Participant by Code Section 409A or any damages for failing to comply with Code Section 409A.

(b)Separation from Service; Delay Period for Specified Employees.  A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a Separation from Service. If a Participant is deemed on the date of termination to be a Specified Employee, then with regard to any payment that is specified as subject to this Section, such payment shall not be made prior to the expiration of the Delay Period.  All payments delayed pursuant to this Section 7.8(b) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) shall be paid to the Participant in a single lump sum on the first Partnership payroll date on or following the first day following the expiration of the Delay Period, and any remaining payments and benefits due under the Plan shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)Separate Payments and No Participant Discretion.  For purposes of Code Section 409A, the Participant’s right to receive any installment payments pursuant to this Plan shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Employer.  For purposes of Code Section 409A, any expenses eligible for reimbursement in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year, the reimbursement of an eligible expense shall be made no later than the end of the calendar year after the calendar year in which such expense was incurred, and the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

7.9Non-Exclusivity.  The adoption of the Plan by the Partnership shall not be construed as creating any limitations on the power of the Partnership to adopt such other supplemental retirement income arrangements as it deems desirable, and such arrangements may be either generally applicable or limited in application.

7.10Non-Employment.  The Plan is not an agreement of employment and it shall not grant the Participant any rights of employment.

7.11Headings and Captions.  The headings and captions herein are provided for reference and convenience only.  They shall not be considered part of the Plan and shall not be employed in the construction of the Plan.

7.12Gender and Number.  Whenever used in the Plan, the masculine shall be deemed to include the feminine and the singular shall be deemed to include the plural, unless the context clearly indicates otherwise.

7.13Electronic Communication and Administration. Unless prohibited by applicable law, all announcements, notices and other communications regarding the Plan may be made by the Partnership and/or the Employer by electronic means as determined by the Partnership or Employer in its sole discretion.

7.14Legal Fees.  In the event that a Participant substantially prevails in a litigation between the Participant and the Partnership arising in connection with such Participant’s attempt to obtain or enforce any right or benefit provided by the Plan, the Partnership agrees to pay the reasonable attorney’s fees and other legal expenses incurred by such Participant in pursuing such litigation, including a reasonable rate of interest for delayed payment.  The Participant shall submit an invoice for such fees and expenses not later than forty-five (45) days after the final resolution of such contest and the Partnership shall make such payment within thirty (30) days of the date on which the invoice is so submitted, and the Participant’s right to have the Partnership pay such legal fees, expenses and interest may not be liquidated or exchanged for any other benefit.

ARTICLE VIII

Claims procedure

8.1Claims Procedure.  Any claim by a Participant with respect to eligibility, participation, contributions, benefits or other aspects of the operation of the Plan shall be made in writing to a person designated by the Administrator from time to time for such purpose.  If the designated person receiving a claim believes, following consultation with the Chairman of the Committee, that the claim should be denied, he or she shall notify the Participant in writing of the denial of the claim within ninety (90) days after his or her receipt thereof.  This period may be extended an additional ninety (90) days in special circumstances and, in such event, the Participant shall be notified in writing of the extension, the special circumstances requiring the extension of time and the date by which the Administrator expects to make a determination with respect to the claim.  If the extension is required due to the Participant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent until the date on which the Participant responds to the Plan’s request for information.

If a claim is denied in whole or in part, or any adverse benefit determination is made with respect to the claim, the Participant will be provided with a written notice setting forth (a) the specific reason or reasons for the denial making reference to the pertinent provisions of the Plan or of Plan documents on which the denial is based, (b) a description of any additional material or information necessary to perfect or evaluate the claim, and explain why such material or information, if any, is necessary, and (c) inform the Participant of his or her right to request review of the decision.  The notice shall also provide an explanation of the Plan’s claims review procedure and the time limits applicable to such procedure, as well as a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.  If a Participant is not notified (of the denial or an extension) within ninety (90) days from the date the Participant notifies the Plan’s administrator, the Participant may request a review of the application as if the claim had been denied.

A Participant may appeal the denial of a claim by submitting a written request for review to the Administrator, within sixty (60) days after written notification of denial is received.  Receipt of such denial shall be deemed to have occurred if the notice of denial is sent via first class mail to the Participant’s last shown address on the books of the Employer.  Such period may be extended by the Administrator for good cause shown.  The claim will then be reviewed by the Administrator.  In connection with this appeal, the Participant (or his or her duly authorized representative) may (a) be provided, upon written request and free of charge, with reasonable access to (and copies of) all documents, records, and other information relevant to the claim, and (b) submit to the Administrator written comments, documents, records, and other information related to the claim.  If the Administrator deems it appropriate, it may hold a hearing as to a claim.  If a hearing is held, the Participant shall be entitled to be represented by counsel.

The review by the Administrator will take into account all comments, documents, records, and other information the Participant submits relating to the claim.  The Administrator will make a final written decision on a claim review, in most cases within sixty (60) days after receipt of a request for a review.  In some cases, the claim may take more time to review, and an additional processing period of up to sixty (60) days may be required.  If that happens, the Participant will receive a written notice of that fact, which will also indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to make a determination with respect to the claim.  If the extension is required due to the Participant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the Participant until the date on which the Participant responds to the Plan’s request for information.

The Administrator’s decision on the claim for review will be communicated to the Participant in writing.  If an adverse benefit determination is made with respect to the claim, the notice will include:  (a) the specific reason(s) for any adverse benefit determination, with references to the specific Plan provisions on which the determination is based; (b) a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to (and copies of) all documents, records and other information relevant to the claim; and (c) a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA.  A Participant may not start a lawsuit to obtain benefits until after he or she has requested a review and a final decision has been reached on review, or until the appropriate timeframe described above has elapsed since the Participant filed a request for review and the Participant has not received a final decision or notice that an extension will be necessary to reach a final decision.  These procedures must be exhausted before a Participant (or any beneficiary) may bring a legal action seeking payment of benefits.  In addition, no lawsuit may be started more than two years after the date on which the applicable appeal was denied.  If there is no decision on appeal, no lawsuit may be started more than two years after the time when the Administrator should have decided the appeal.